EXHIBIT 99.1

Utah Medical Products, Inc. Increases Quarterly Dividend

Contact:  Crystal RiosNovember 3, 2020

(801) 566-1200

Salt Lake City, Utah -Utah Medical Products, Inc. (Nasdaq: UTMD) announces that its Board of Directors approved a quarterly cash dividend of twenty-eight and one-half cents ($.285) per share of common stock payable on January 5, 2021 to shareholders of record at the close of business on December 15, 2020. This is about a 2% increase over the prior quarterly cash dividend.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over a hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.